Exhibit 10.1

Your offer.

April 4, 2019

Darren Cline

Dear Darren,

Subject to ratification from the Remuneration Committee by April 10, 2019, Greenwich Biosciences is pleased to offer you the position of US Chief Commercial Officer, reporting directly to me, Justin Gover, GW Pharmaceuticals Chief Executive Officer. This fposition will initially be remotely based in Seattle. You are expected and agree to relocate to the San Diego area no later than May 1, 2020 (“Relocation Date”). You will work remotely from your current residence in Seattle until you relocate to CA and are expected to travel as the business requires, including regular visits to the Carlsbad office.

Base Compensation

In this exempt position, your salary will be $450,000 annualized, less applicable taxes and other withholdings, and paid bi-weekly in accordance with Greenwich Biosciences’ normal payroll practices.

Bonus Plan

You will be eligible to participate in Greenwich Biosciences’ discretionary Bonus Plan per standard company practices, with an annual bonus target of 50%. Any bonus earned will be based on a combination of the Company’s overall performance, financial position, and individual performance, to be determined by the Remuneration Committee in its sole discretion. Any bonus earned will be in accordance of the terms and conditions of the plan, which states in part you must be employed on the day the bonus is paid to earn and receive the bonus. Any bonus will be pro-rated for the year of hire.

Long Term Incentive Plan (LTIP)

If you decide to join and subject to ratification from the Remuneration Committee, in the first open period following the start of your employment with Greenwich Biosciences, you will be granted LTIP share options with a targeted economic grant value of $1,800,000 through three instruments and subject to your continuous employment with Greenwich Biosciences:

•	25% as Market Priced Options that vest on the third anniversary of the date of grant
•	25% as Restricted Stock Options that vest in annual 1/4th equal increments over a four year period
•	50% as Performance Stock Options that vest on the third anniversary of the date of grant subject to the following corporate performance condition having been achieved:
o	100% achievement of 2020 budgeted US sales of Epidiolex

The share options will be subject to the terms of the LTIP and grant documents thereunder which will be provided to you evidencing the specifics of your grant.

Relocation Assistance

We are pleased to offer relocation benefits to assist you in your transition to Carlsbad, CA. Your benefits will be serviced through our Relocation Service Partner: Relocation Today. A summary of available benefits and services will be attached as a separate document. Relocation assistance benefits must be utilized no later than one year of your Relocation Date. This assistance is subject to the Benefits Repayment Obligation summarized in the section “if you leave early” of this offer.

Change in Control and Severance Benefit Plan (CIC Plan)

If you decide to join and subject to approval by the Remuneration Committee, you will be a participant in the Greenwich Biosciences’ Change in Control and Severance Benefit Plan (CIC Plan). Under the CIC Plan, you will be eligible to receive vesting acceleration of your LTIP share options describe above upon certain change in control events involving Greenwich Biosciences and/or GW Pharmaceuticals plc. You will also be eligible to receive additional severance benefits under the CIC Plan which will be set forth in a participation agreement provided to you. After you join, you will be provided a copy of the CIC Plan and your individual participation agreement containing the details of these benefits and you will be required to execute and return the participation agreement to us.

Greenwich Biosciences, Inc. 5750 Fleet Street, Suite 200, Carlsbad, CA 92008

To indicate your acknowledgement of the terms of your employment, please sign, date and return to me by April 8, 2019.

We look forward to your favorable reply and having you join the Greenwich Biosciences team.

Sincerely,

/s/ Justin Gover

Justin Gover
Chief Executive Officer
GW Pharmaceuticals

Darren Cline

/s/ Darren Cline	April 5, 2019
Signature	Date

Greenwich Biosciences, Inc. 5750 Fleet Street, Suite 200, Carlsbad, CA 92008

Your benefits.

Time Off

Greenwich Biosciences currently offers regular full-time employees 20 days per year of paid vacation, which begins to accrue upon the date you commence work with the Company. You will also be eligible to take a maximum of 8 paid sick days for illness or injury per calendar year, which may also be used for the illness or injury of family members and for certain other purposes in accordance with applicable laws. Based on your hire date, you are eligible to take a maximum of 7 paid sick days in 2019. In addition, Greenwich Biosciences provides approximately 13 paid holidays per year.

Retirement Savings Plan

Greenwich Biosciences offers a 401(k) and employees may elect to contribute an amount of up to 100% (in whole percentages and subject to limits prescribed by law) of eligible compensation each payroll period. Employees are also permitted to make post-tax Roth contributions (subject to legal requirements). Greenwich Biosciences will match 50% of the first 6% you contribute per pay period.

Health Benefits

Full-time employees are eligible for company sponsored benefits (medical, dental, vision) on the first day of employment.

Other Insurance

Greenwich Biosciences pays 100% of the monthly premium for employees to be covered under Basic Life and AD&D Insurance at 2x annual base salary up to a maximum of $500,000. In addition, Greenwich Biosciences provides Short and Long Term Disability benefits.

Flexible Spending Accounts

You have the option to enroll in and contribute towards an FSA helping to reduce your taxable income and pay for eligible expenses for yourself, your spouse, and your eligible dependents, on a tax-free basis.

Other

These are descriptions of discretionary benefits currently provided to US employees. All compensation, benefits and employer policies and programs will be administered in accordance with Greenwich Biosciences’ policies, plans and procedures, which may include waiting periods and other eligibility requirement to participate. Greenwich Biosciences reserves the right to change or eliminate these policies and programs at any time during the course of your employment, without notice or compensation. Provision of any benefits listed in this section is discretionary and is not considered part of your employment offer. Please sign and date here to confirm that you have read and understand this document:

Darren Cline

/s/ Darren Cline	April 5, 2019
Signature	Date

Greenwich Biosciences, Inc. 5750 Fleet Street, Suite 200, Carlsbad, CA 92008

If you leave early.

Repayment of Relocation Assistance

By signing below, you acknowledge the Benefits Repayment Obligation. The Benefits Repayment Obligation means that, if within 24 months of your Relocation Date, you (a) voluntarily terminate your employment for any reason or (b) are terminated for “cause” you agree to repay to Greenwich Biosciences the relocation assistance benefits received according to the following rates and schedule:

•	100% if employed for less than 6 months

•	75% if employed for 6 months but less than 12 months

•	50% if employed 12 months but less than 18 months

•	25% if employed 18 months but less than 24 months

Repayment of full amount owed will be due immediately upon the effective date of the termination of your employment.

For purposes of the Benefits Repayment Obligation, “cause” means theft, dishonesty or misconduct with respect to your employment or otherwise relating to the business of Greenwich Biosciences; material neglect of duties; falsification of any employment or Greenwich Biosciences’ records, improper use or disclosure of Greenwich Biosciences’ trade secret or confidential information; conviction or plea of nolo contendere to a felony if such conviction or plea is likely to harm the business or reputation of Greenwich Biosciences; or other conduct that is likely to have an adverse effect on the name or public image of Greenwich Biosciences.

Other

All compensation, benefits and employer policies and programs will be administered in accordance with Greenwich Biosciences’ policies, plans and procedures, which may include waiting periods and other eligibility requirement to participate. Greenwich Biosciences reserves the right to change or eliminate these policies and programs at any time during the course of your employment, without notice. Please sign and date here to confirm that you have read and understand this document:

Darren Cline

/s/ Darren Cline	April 5, 2019
Signature	Date

Greenwich Biosciences, Inc. 5750 Fleet Street, Suite 200, Carlsbad, CA 92008

Almost there.

Congratulations on your offer of employment with Greenwich Biosciences! This offer is contingent upon the following:

1.	Successful completion of a background check and reference checks.

2.	Compliance with federal 1-9 requirements (please bring documentation on your first day of work verifying your identity and legal authorization to work in the United States).

3.	Signing and complying with Greenwich Biosciences’ Confidential Information and Invention Assignment Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Greenwich Biosciences.

4.	Signing and complying with Greenwich Biosciences’ Arbitration Agreement.

S.	Your representation that working for Greenwich Biosciences will not cause you to violate any contractual or other obligations you have to any third party, including a former employer.

6.	As a Greenwich Biosciences employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s Code of Conduct, Insider Trading Policy, Whistleblower Policy, and the Company Handbook.

Should you accept our offer, your employment with Greenwich Biosciences will be “at-will.” This means your employment with Greenwich Biosciences is not for a specific term and may be terminated by either you or Greenwich Biosciences at any time with or without cause and with or without advance notice. In addition, Greenwich Biosciences reserves the right to modify your position or duties to meet business needs and to use discretion in deciding on appropriate discipline.

This document, together with the agreements referenced above, as well as your offer letter, constitutes the entire agreement between you and Greenwich Biosciences relating to the terms and conditions of your employment and supersedes all prior and contemporaneous agreements, understandings, negotiations or representations, whether written or oral, express or implied on this subject. This letter may not be modified or amended except by a specific written agreement signed by you and GW Pharmaceutical’s Chief Executive Officer. Note that base compensation and bonus are subject to adjustment by the Company, in its sole discretion from time to time.

I have read this Offer Contingencies document in its entirety, along with the referenced documents, and agree to the terms and conditions of employment. I understand and agree that my employment with Greenwich Biosciences is at-will. By signing below, I represent that I am not restricted from working for Greenwich Biosciences and that my employment with Greenwich Biosciences will not cause me to violate any obligations I have to any third party, including a former employer.

Darren Cline

/s/ Darren Cline	April 5, 2019
Signature	Date

Greenwich Biosciences, Inc. 5750 Fleet Street, Suite 200, Carlsbad, CA 92008